UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2007

THE DUN & BRADSTREET CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15967	22-3725387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

103 JFK Parkway, Short Hills, NJ	07078
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 921-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.	1

SIGNATURES	2

PURPOSE OF FILING

The purpose of this filing is to report to you certain changes to the benefits that we provide to our U.S. team members under our Dun & Bradstreet Corporation Retirement Account and our 401(k) Plan.

(i)

Item 7.01	Regulation FD Disclosure.

On April 12, 2007, we announced to our team members that our Board of Directors has taken the following actions with respect to our U.S. benefit plans:

•

We have amended our Dun & Bradstreet Corporation Retirement Account (the “U.S. Qualified Plan”) effective June 30, 2007. Any pension benefit that has been accrued through such date under the U.S. Qualified Plan will be “frozen” at its then current value and no additional benefits, other than interest on such amounts, will accrue under the U.S. Qualified Plan. All non-vested U.S. Qualified Plan participants who are actively employed as of June 30, 2007 will be immediately vested on July 1, 2007.

•

We have amended our 401(k) Plan (the “401(k) Plan”) effective July 1, 2007 to increase the Company match formula from 50% to 100% of a team member’s contributions and to increase the maximum match to seven percent (7%), from six percent (6), of such team member’s eligible compensation.

Such changes to the U.S. Qualified Plan and 401(k) Plan will not have an impact on our 2007 financial guidance.

On an annualized net basis, we believe that these actions will not have a material impact on our operating income and will result in a decrease to our cash flow from operating activities of approximately $11.0 million to $13.0 million, primarily as a result of the increased match under the 401(k) Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Dun & Bradstreet Corporation

By:	/s/ Jeffrey Hurwitz
Jeffrey Hurwitz, Esq.
Senior Vice President, General
Counsel and Corporate Secretary

DATE: April 12, 2007

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